AMENDED AND RESTATED
                          BUSINESS MANAGEMENT AGREEMENT


       THIS AGREEMENT, dated and effective as of the 16th day of June, 2005, is made and entered into by and between THE AMERICAN FUNDS TAX-EXEMPT SERIES I, a Massachusetts business trust, (hereinafter called the "Trust"), and WASHINGTON MANAGEMENT CORPORATION, a Delaware corporation, (hereinafter called the "Business Manager"). The parties agree as follows:

1. The Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets, and intends initially to offer shares of two series designated The Tax-Exempt Fund of Maryland and The Tax- Exempt Fund of Virginia (the "Funds").

 2. The Trust hereby employs the Business Manager to furnish to the Trust the services of its employees and agents in the management and conduct of the business and affairs of the Fund(s). The Business Manager hereby accepts such employment and agrees to render the services and to assume the obligations to the extent herein set forth, for the compensation herein provided. The services of the Business Manager shall include, but not be limited to, those services set forth in Exhibit A, attached to this agreement and made a part of it. The Business Manager shall, for all purposes herein, be deemed an independent contractor and not an agent of the Trust or the Funds.

 3. The Business Manager shall (a) furnish to the Trust the services of qualified personnel to (i) perform the executive and related administrative functions of the Trust and (ii) if desired by the Trust, to serve as Trustees of the Trust, in all cases without additional compensation of such persons by the Trust; (b) pay the expenses of all persons whose services are to be furnished by the Business Manager under this section; (c) provide for the daily determination of the Funds' net asset values per share; (d) provide necessary office space, furniture, small office equipment, and telephone facilities and utilities, all of which may be the same as are occupied or used by the Business Manager relating to the services to be furnished by the Business Manager under this section and section 2 hereof; and (e) provide general purpose forms, supplies, stationery and postage used at the offices of the Trust relating to the services to be furnished by the Business Manager under this section and section 2 hereof.

4. Trust shall pay all costs and expenses in connection with its operations. Without limiting the generality of the foregoing, such costs and expenses shall include the following: registration and filing fees with Federal and state agencies, expenses pursuant to the Funds' Plans of Distribution, blue sky expenses, expenses of shareholder's meetings, the expense of reports to existing shareholders, expenses of printing proxies and prospectuses, insurance premiums, legal and auditing fees; dividend disbursement expenses; the expense of the issuance, transfer, and redemption of its shares; custodian fees; printing and preparation of registration statements; taxes; compensation of Trustees who are not interested persons of the Trust; association dues; and costs of stationery, forms and certificates prepared exclusively for the Trust.

5. The Trust shall pay to the Business Manager on or before the tenth (10th) day of each month, as compensation for the services rendered by the Business Manager during the preceding month, the sum of the following amounts:

(a) 0.135% per annum of the first $60 million of the Funds average daily net assets during the month ("Net Asset Portion"), plus

(b) 0.09% per annum of the Funds average daily net assets during the month in excess of $60 million ("Net Asset Portion"), plus

(c) 1.35% of the Funds gross investment income for the preceding month ("Investment Income Portion").

         The Net Asset Portion shall be accrued daily at 1/365th of the applicable annual rate set forth above. The net assets of the Funds shall be determined in the manner and on the dates set forth in the prospectus of the Trust, and on days on which the net assets are not determined, shall be as of the last preceding day on which the net assets shall have been determined.

         The Investment Income Portion shall be accrued daily and "gross investment income" for this purpose shall include accrual of discount as defined for Federal income tax purposes but shall not include net gains from the sale of securities.

         Upon any termination of this Agreement on a day other than the last day of the month the fee for the period from the beginning of the month in which termination occurs to the date of termination shall be prorated according to the proportion which such period bears to the full month.

6. Nothing contained in this Agreement shall be construed to prohibit the Business Manager from performing investment advisory, management, or distribution services for other investment companies and other persons or companies, nor to prohibit affiliates of the Business Manager from engaging in such businesses or in other related or unrelated businesses.

 7. The Business Manager shall have no liability to the Trust, or its shareholders or creditors, for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to the the Trust not involving willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder.

 8. The Trust has heretofore, or will promptly, and from time to time will furnish to the Business Manager the following: (a) Declaration of Trust; (b) By-laws; (c) Minutes of all shareholders meetings; (d) Minutes of all Board of Trustees meetings; (e) Registration Statements filed under the Securities Act of 1933, as amended, and the 1940 Act, as amended; (f) All periodic reports filed with the Securities and Exchange Commission; (g) All amendments, subsidiary documents, interpretations, additions, or deletions relating to any of the documents described in this paragraph.

         Until notification and delivery of any of the foregoing by the Trust to the Business Manager, the Business Manager may rely upon the documents theretofore furnished to it.

9. This Agreement shall continue in effect until the close of business on July 31, 2006. It may thereafter be renewed from year to year with respect to each Fund by mutual consent, provided that such renewal shall be specifically approved at least annually (i) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of each Fund with respect to which renewal is to be effected, and (ii) by a majority of the non-interested Trustees by vote cast in person at a meeting called for the purpose of voting on such renewal. Any approval of this Agreement or the renewal thereof with respect to a Fund by the vote of a majority of the outstanding voting securities of that Fund, by the Trustees of the Trust or by majority of the non-interested Trustees, shall be effective to continue this Agreement with respect to that Fund notwithstanding (A) that this Agreement or the renewal thereof has not been so approved as to any other Fund or (B) that this Agreement or the renewal thereof has not been approved by the vote of a majority of the outstanding voting securities of the Trust as a whole.

10. The obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust individually, but bind only the Trust estate. The Business Manager agrees to look solely to the assets of the Trust or each Fund for the satisfaction of any liability in respect of the Trust or such Fund under this Agreement and will not seek recourse against such Trustees, officers, employees, agents or shareholders, or any of them, or any of their personal assets for such satisfaction.

11. This Agreement may be terminated at any time as to a Fund (or the Trust), without payment of any penalty, by the Trustees or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Fund (or the Trust), on sixty (60) days written notice to the Business Manager, or by the Business Manager on like notice to the Trust. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their officers thereunto duly authorized as of the day and year first above written.

                              THE AMERICAN FUNDS TAX-EXEMPT SERIES I


                              By ____________________________________
                          Jeffrey L. Steele, President


                              By ____________________________________
                                            Michael W, Stockton
                          Vice President, Treasurer and
                                    Assistant Secretary



                              WASHINGTON MANAGEMENT CORPORATION


                              By ____________________________________
                           Stephen Hartwell, Chairman


                              By ____________________________________
                                            Jennifer L. Butler
                                    Assistant Vice President

                                    EXHIBIT A

                                       TO

                AMENDED AND RESTATED BUSINESS MANAGEMENT CONTRACT

                           SERVICES TO BE PERFORMED BY
                    WASHINGTON MANAGEMENT CORPORATION ("WMC")
                              PURSUANT TO SECTION 2



1. Furnish and compensate all of the officers and interested trustees of the Trust.

2. Furnish and compensate all employees required to perform the duties under the Business Management Agreement.

3. Arrange and coordinate all Board and Committee meetings. Coordinate and provide meeting schedules and maintain lists of agenda items for Board and Committee Meetings. Maintain schedule of Board and Committee meeting duties and requirements including matters requiring Board action, such schedule to include annual action items such as action required for renewal of business management agreement, investment adviser agreement, 12b-1 plans, principal underwriting agreement, shareholder servicing agreements and regulatory filings.

4. Prepare, collect and disseminate, in conjunction with all service providers, Board and Committee meeting materials. Produce and provide periodic and special reports to the Board in advance of meetings.

5. Draft Board and Committee meeting minutes. Provide Board and Committee minutes to members for approval.

6.       Assist the Board in developing Trust policies and procedures.

7. Establish procedures to assist the Board of Trustees with their oversight duties (including Trust governance, contracts, accountant selection, insurance, net asset valuation, trustee independence, audit committee financial expert, chief compliance officer and inter-fund transactions).

8. Assist Board members' on-going education, including their duties and responsibilities. Provide orientation to new Board members, and regularly inform the Board of industry and regulatory developments. Carry out instructions of the Board with respect to policy decisions.

9. Assist the Board with approval of key service provider agreements. Work with Governance Committee to provide all necessary and requested data for evaluation purposes.

10. Assist the Board in review and approval of WMC, Adviser and Trust compliance program. The WMC Chief Compliance Officer will interface with the Chief Compliance Officer of the Trust as well as serve as the liaison to regulators for inquiries.

11. Prepare and analyze comparative statistical data on investment results, operating expenses and growth of the Funds, sales and redemptions of the Funds' shares, and submit periodically the following reports on such data to the Board of Trustees:


a. Brokerage commissions paid to securities dealers for transactions in portfolio securities of the Funds.

b.       Sales of the Funds shares by securities dealers.

c.       Comparative performance.

d.       Net sales and redemptions of the Funds shares.

12. Assist Board members in maintaining their independence. Prepare provide and review annual independent trustees questionnaires.

13. Ensure that 50% of Trustees have been elected by shareholders and majority (prospectively 75%) of Board is independent by periodically reviewing ratio of Trustees elected by shareholders and ratio of those that are independent.

14. Assist the Board of Trustees in overseeing the development and operation of share class-based services to shareholders.

15.      Provide copies of SEC filings to Board members.

16. Assist in making travel arrangements for Officers and Trustees attending out-of-town meetings.

17.      Assist the Board in designating Audit Committee Financial Expert.

18.      Assist the Board in designating a Chief Compliance Officer.

19. Perform or arrange for the performance of fund accounting services. Maintain or provide for the maintenance of corporate, tax and accounting records of the Funds. Fund records maintained include items such as SEC filings, tax filings, Board and Committee meeting materials and minutes, code of ethics, Trust agreements and trust procedures. Periodically review files to verify completeness.

20. Prepare or arrange for the preparation of all corporate licensing, applications and tax returns.

21. Provide office space required for the headquarters of the Trust. Provide all office equipment, supplies and communication facilities.

22.      Monitor the daily financial position of the Funds.

23. Coordinate and facilitate with independent auditors the annual audit of the Funds' financial statements.

24. Create and design shareholder reports. Prepare and arrange for their printing and timely distribution to shareholders.

25. Monitor the activities of the Investment Adviser and Principal Underwriter for compliance with the terms of their respective contracts.

26.      Monitor shareholder services provided by the Trust's Transfer Agent.

27. Monitor services provided by Custodian of the Funds' investment assets and cash balances. Review and re-negotiate fees for the services of Custodian.

28. Coordinate and maintain liaison with appropriate officers and personnel of the Investment Adviser, Principal Underwriter, legal counsel, independent registered public accountant, and custodian bank.

29. Review filings and authorize payments in connection with state registration requirements. Maintain a record of geographical distribution of Fund share sales in connection with state registration requirements.

30. Consult with counsel and accountants on current legal, accounting and tax matters.

31. Issue instructions for the payment of all dividends and capital gain distributions.

32. Supervise preparation of SEC filings and the printing of Notices of Meetings of Shareholders, proxy statements and proxy cards, when necessary. Coordinate review of proxy statement by fund officers, trustees, counsel and independent accountant. Make preliminary proxy and definitive proxy filings. Coordinate and conduct shareholder meetings.

33. Make Board authorized transfers to the Funds' operating account from their custody accounts.

34. Pay all Fund expenses from the Trust's operating account. Maintain a record of and monitor all Fund expenditures. Provide Board with regular report setting out Fund expenses.

35.      Reconcile Funds' operating account statement each month.

36. Review and analyze Trust expense ratios and consider changes in accrual rates.

37.      Maintain schedule for all required Trust filings.

38. Prepare and file necessary amendments to the SEC Registration Statement under the Securities Act of 1933, including that required for the renewal of and updates to the Trust Prospectus. Coordinate review by Trust service providers including WMC, Trust counsel, Investment Adviser, Trust accounting and audit firm. Coordinate delivery to current shareholders and Principal Underwriter. Prepare and supervise printing of any required supplementary stickers to the Prospectus, and file same with the SEC and required states.

39. Prepare and file the N-SAR semi-annual report of the Trust with SEC under the Investment Company Act of 1940. N-SAR responses are generated from multiple sources and reviewed by multiple fund officers. N-SAR is compared to previous filing for consistency and accuracy.

40. Organize a Disclosure Controls Committee which will meet in connection with filing of Form N-CSR and Form N-Q and as otherwise appropriate. Committee will ensure that any material weakness or fraud, of which it is aware, is reported directly to the Trust's Audit Committee and independent public accountant.

41. Prepare and file Form N-CSR. Information required to be disclosed in Form N-CSR is accumulated and communicated to the Trust's management, including its Principal Executive Officer ("PEO") and Principal Financial Officer ("PFO") to allow timely decisions regarding required disclosure.

42. Prepare and file Form N-Q including Trust holdings and certification. Quarterly holdings report will be prepared in coordination with fund accounting and is reviewed by WMC Disclosure Controls Committee.

43.      Prepare and file Form N-PX setting out the Funds' proxy voting record.

44.      Prepare and file Form 24f-2.

45.      Keep informed with respect to regulatory and industry developments.

46. Develop, administer and monitor Trust Code of Ethics. Maintain record of pre-clearance requests and monitor pre-clearance procedures, and receive and review annual reports and confirmation statements.

47. Assist Board in development and implementation of Code of Professional Standards for Fund PEO and PFO. File Code with Form N-CSR.

48. Develop and Monitor Codes of Conduct for Attorneys, including WMC attorneys.

49. Review with the Trust's Counsel compliance with provisions of the Investment Company Act of 1940, as amended.

50. Monitor, review and file applicable tax filings. Monitor tax law changes applicable to registered investment companies. Periodically analyze general ledger to ensure that required distributions for income and excise tax are met. Calculation of distributions will be reviewed by Trust officers and submitted to trustees for approval. Ensure elections and schedules are properly calculated and include with tax returns. Maintain copies of all final schedules. Ensure tax returns (including extensions) are timely filed with federal and state authorities.

51. Monitor, and report regularly to the Board on the use of Fund assets for payments under Rule 12b-1 Plans of Distribution to assure such expenditures are limited to expenses authorized by the Board of Trustees and are within overall plan limits. Review all plan payments for consistency with the terms of the Plans. Assist Board in review of materials presented by Principal Underwriter and Trust counsel to assist trustees in assessing annual required renewal of each 12b-1 plan. Review sales literature provided to WMC by Principal Underwriter for consistency with Trust policies and procedures.

52. Participate in the development and implementation of the Trust's privacy policy as required under Regulation S-P. Implement and maintain WMC privacy policy and periodically remind staff of obligations under the policy.

53. Develop, maintain, and assist Trust in developing and maintaining, procedures related to applicable anti-money laundering requirements and customer identification program.

54. Assist Board in developing procedures and recommending changes to Audit Committee Charter to comply with applicable requirements.

55. Develop and maintain disclosure controls and procedures in compliance with N-CSR and N-Q requirements.

56. Reconcile month-end custodian account statements with fund accounting records, including security positions. Any discrepancies are noted, researched and resolved. Copies of discrepancies will be provided to PEO and PFO.

57.      Monitor reports and file required items necessary for compliance with
         Section 17f-4 of the Investment Company Act of 1940.

58. Review annual renewal information related to fidelity bond and other insurance policies.

59. Receive and review a month-end portfolio pricing report of all Fund assets. Any exceptions will be investigated and reconciled.

60. Securities without readily available market prices will be priced using Board approved valuation procedures. Maintain records of fair value securities. Prepare board report of fair value securities.

61. Perform periodic compliance reviews relating to policies and procedures of the Trust, as deemed necessary by WMC.

62.      Receive and review monthly fund accounting exception reports.

63.      Receive and review periodic compliance reports from Investment Adviser.

64. Develop and monitor "whistle blower" provision to allow WMC personnel to report possible violations of fund policy or regulations.

65.      Coordinate 17a-7 interfund transactions.

66.      Monitor 10f-3 transactions.

67.      Monitor 17e-1 transactions.

68. Respond directly and/or in coordination with appropriate service partner to inquiries received directly from shareholders and dealers. Maintain copy of correspondence. Make special reports to shareholders, as requested.

69. Assist Principal Underwriter in review of sales literature used to promote the Funds.

70. Maintain a disaster recovery program to provide for effective contingent operations as well as communication with key service providers in the event of business location failure.

71. Perform such other activities, duties and responsibilities as promulgated by rule, regulation or board request.


>



                            INDEMNIFICATION AGREEMENT

         This Indemnification Agreement (the "Agreement") is made as of the date set forth on the signature page by and between The American Funds Tax-Exempt Series I, a Massachusetts business trust (the "Trust"), comprising two series designated The Tax-Exempt Fund of Maryland and The Tax-Exempt Fund of Virginia, and the trustee of the Trust whose name is set forth on the signature page (the "Board Member").

         WHEREAS, the Board Member is a trustee of the Trust, and the Trust wishes the Board Member to continue to serve in that capacity; and

         WHEREAS, the Declaration of Trust, Trust By-Laws and applicable laws permit the Trust to contractually obligate itself to indemnify and hold the Board Member harmless to the fullest extent permitted by law;


         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, the parties hereby agree as set forth below. Certain capitalized terms used herein are defined in Section 5.


         1. Indemnification. The Trust shall indemnify and hold harmless the Board Member against any liabilities or Expenses (collectively, "Liability") actually and reasonably incurred by the Board Member in any Proceeding arising out of or in connection with the Board Member's service to the Trust, to the fullest extent permitted by the Declaration of Trust and By-Laws of the Trust and the laws of the Commonwealth of Massachusetts, the Securities Act of 1933, and the Investment Company Act of 1940, as now or hereafter in force, subject to the provisions of paragraphs (a), (b) and (c) of this Section 1. The Fund's Board of Trustees shall take such actions as may be necessary to carry out the intent of these indemnification provisions and shall not amend the Trust's Declaration of Trust or By-Laws to limit or eliminate the right to indemnification provided herein with respect to acts or omissions occurring prior to such amendment or repeal.

         (a) Special Condition. With respect to Liability to the Trust or its shareholders, and subject to applicable state and federal law, the Board Member shall be indemnified pursuant to this Section 1 against any Liability unless such Liability arises by reason of the Board Member's willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office as defined in such Section 17(h) of the Investment Company Act of 1940, as amended ("Disabling Conduct").

         (b) Special Process Condition. With respect to Liability to the Trust or its shareholders, no indemnification shall be made unless a determination has been made by reasonable and fair means, consistent with applicable federal law, that the Board Member has not engaged in disabling conduct. Such reasonable and fair means shall be established in conformity with then applicable law and administrative interpretations.

         (c) State Law Restrictions. In accordance with the Laws of the Commonwealth of Massachusetts, the Board Member shall not be indemnified and held harmless pursuant to this Section 1 if the substantive and procedural standards for indemnification under such law have not been met.

         2. Advancement of Expenses. The Trust shall promptly advance funds to the Board Member to cover any and all Expenses the Board Member incurs with respect to any Proceeding arising out of or in connection with the Board Member's service to the Trust, to the fullest extent permitted by the laws of the Commonwealth of Massachusetts, the Securities Act of 1933, and the Investment Company Act of 1940, as such statutes are now or hereafter in force, subject to the provisions of paragraphs (a) and (b) of this Section 2.

         (a) Affirmation of Conduct. A request by the Board Member for advancement of funds pursuant to this Section 2 shall be accompanied by the Board Member's (1) written affirmation of his or her good faith belief that he or she met the standard of conduct necessary for indemnification, and such other statements, documents or undertakings as may be required under applicable law and (2) written undertaking to repay the amounts advanced if it shall ultimately be determined that the Board Member is not entitled to be indemnified under applicable federal law or the laws of the Commonwealth of Massachusetts.

         (b) Special Conditions to Advancement. With respect to Liability to the Trust or its shareholders, and subject to applicable state and federal law, the Board Member shall be entitled to advancements of Expenses pursuant to this
Section 2 against any Liability to the Trust or its shareholders if (1) the Trust has obtained assurances of the Board Member's undertaking to repay, to the extent required by applicable law, such as by obtaining insurance or receiving collateral provided by the Board Member, to the reasonable satisfaction of the Board, that the advance will be repaid if the Board Member is found to have engaged in Disabling Conduct, or (2) the Board has a reasonable belief that the Board Member has not engaged in disabling conduct and ultimately will be entitled to indemnification. In forming such a reasonable belief, the Board of Trustees shall act in conformity with then applicable law and administrative interpretations, and shall afford a trustee requesting an advance who is not an "interested person" of the Trust, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, a rebuttable presumption that such trustee did not engage in disabling conduct while acting in his or her capacity as a trustee.

         3. Procedure for Determination of Entitlement to Indemnification and Advancements. A request by the Board Member for indemnification or advancement of Expenses shall be made in writing, and shall be accompanied by such relevant documentation and information as is reasonably available to the Board Member. The Secretary of the Trust shall promptly advise the Board of such request.

         (a) Methods of Determination. Upon the Board Member's request for indemnification or advancement of Expenses, a determination with respect to the Board Member's entitlement thereto shall be made by the Board or Independent Counsel in accordance with applicable law. The Board Member shall have the right, in his or her sole discretion, to have Independent Counsel make such a determination. The Board Member shall cooperate with the person or persons making such determination, including without limitation providing to such persons upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and is reasonably available to the Board Member and reasonably necessary to such determination. Any Expenses incurred by the Board Member in so cooperating shall be borne by the Trust, irrespective of the determination as to the Board Member's entitlement to indemnification or advancement of Expenses.

         (b) Independent Counsel. If the determination of entitlement to indemnification or advancement of Expenses is to be made by Independent Counsel, the Trust's Trustees shall select the Independent Counsel, and the Secretary of the Trust shall give written notice to the Board Member advising the Board Member of the identity of the Independent Counsel selected. The Board Member may, within five days after receipt of such written notice, deliver to the Secretary of the Trust a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirement of independence set forth in Section 4, and shall set forth with particularity the factual basis of such assertion. Upon such objection, the Trust's Trustees, acting in conformity with applicable law, shall select another Independent Counsel.


         If within fourteen days after submission by the Board Member of a written request for indemnification or advancement of expenses no such Independent Counsel shall have been selected without objection, then either the Board or the Board Member may petition any court of competent jurisdiction for resolution of any objection that shall have been made to the selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom an objection is favorably resolved or the person so appointed shall act as Independent Counsel.

         The Trust shall pay all reasonable fees and Expenses charged or incurred by Independent Counsel in connection with his or her determinations pursuant to this Agreement, and shall pay all reasonable fees and Expenses incident to the procedures described in this paragraph, regardless of the manner in which such Independent Counsel was selected or appointed.

         (c) Failure to Make Timely Determination. If the person or persons empowered or selected to determine whether the Board Member is entitled to indemnification or advancement of Expenses shall not have made such determination within thirty days after receipt by the Secretary of the Trust of the request therefor, the requisite determination of entitlement to indemnification or advancement of Expenses shall be deemed to have been made, and the Board Member shall be entitled to such indemnification or advancement, absent (i) an intentional misstatement by the Board Member of a material fact, or an intentional omission of a material fact necessary to make the Board Member's statement not materially misleading, in connection with the request for indemnification or advancement of Expenses, or (ii) a prohibition of such indemnification or advancements under applicable law; provided, however, that such period may be extended for a reasonable period of time, not to exceed an additional thirty days, if the person or persons making the determination in good faith require such additional time to obtain or evaluate documentation or information relating thereto.

         (d) Payment Upon Determination of Entitlement. If a determination is made pursuant to Section 1 or Section 2 (or is deemed to be made pursuant to paragraph (c) of this Section 3) that the Board Member is entitled to indemnification or advancement of Expenses, payment of any indemnification amounts or advancements owing to the Board Member shall be made within ten days after such determination (and, in the case of advancements of further Expenses, within ten days after submission of supporting information). If such payment is not made when due, the Board Member shall be entitled to an adjudication in a court of competent jurisdiction, of the Board Member's entitlement to such indemnification or advancements. The Board Member shall commence such proceeding seeking an adjudication within one year following the date on which he or she first has the right to commence such proceeding pursuant to this paragraph (d). In any such proceeding, the Trust shall be bound by the determination that the Board Member is entitled to indemnification or advancements, absent (i) an intentional misstatement by the Board Member of a material fact, or an intentional omission of a material fact necessary to make his or her statement not materially misleading, in connection with the request for indemnification or advancements, or (ii) a prohibition of such indemnification or advancements under applicable law.


         (e) Appeal of Adverse Determination. If a determination is made that the Board Member is not entitled to indemnification or advancements, the Board Member shall be entitled to an adjudication of such matter in any court of competent jurisdiction. Alternatively, the Board Member, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association. The Board Member shall commence such proceeding or arbitration within one year following the date on which the adverse determination is made. Any such judicial proceeding or arbitration shall be conducted in all respect as a de novo trial or arbitration on the merits, and the Board Member shall not be prejudiced by reason of such adverse determination.


         (f) Expenses of Appeal. If the Board Member seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, the indemnification or Expense advancement provisions of this Agreement, the Board Member shall be entitled to recover from the Trust, and shall be indemnified by the Trust against, any and all Expenses actually and reasonably incurred by the Board Member in such judicial adjudication or arbitration, but only if the Board Member prevails therein. If it shall be determined in such judicial adjudication or arbitration that the Board Member is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by the Board Member in connection with such judicial adjudication or arbitration shall be prorated as the court or arbitrator determines to be appropriate.

         (g) Validity of Agreement. In any judicial proceeding or arbitration commenced pursuant to this Section 3, the Trust shall be precluded from asserting that the procedures and presumptions set forth in this Agreement are not valid, binding and enforceable against the Trust, and shall stipulate in any such court or before any such arbitrator that the Trust is bound by all the provisions of this Agreement.


         4. General Provisions.


         (a) Non-Exclusive Rights. The provisions for indemnification of, and advancement of Expenses to, the Board Member set forth in this Agreement shall not be deemed exclusive of any other rights to which the Board Member may otherwise be entitled. The Trust shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Board Member has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

         (b) Continuation of Provisions. This Agreement shall be binding upon all successors of the Trust, including without limitation any transferee of all or substantially all assets of the Trust and any successor by merger, consolidation, or operation of law, and shall inure to the benefit of the Board Member's spouse, heirs, assigns, devisees, executors, administrators and legal representatives. The provisions of this Agreement shall continue until the later of (1) ten years after the Board Member has ceased to provide any service to the Trust, and (2) the final termination of all Proceedings in respect of which the Board Member has asserted, is entitled to assert, or has been granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by the Board Member pursuant to Section 3 relating thereto. Unless required by applicable law, no amendment of the Declaration of Trust or By-Laws of the Trust shall limit or eliminate the right of the Board Member to indemnification and advancement of Expenses set forth in this Agreement with respect to acts or omissions occurring prior to such amendment or repeal. In the event the Trust or any successor shall discontinue its operations within the term of this Agreement, adequate provision shall be made to honor the Trust's obligations under this Agreement.

         (c) Selection of Counsel. Counsel selected by the Board shall be entitled to assume the defense of any Proceeding for which the Board Member seeks indemnification or advancement of Expenses under this Agreement. However, counsel selected by the Board Member shall conduct the defense of the Board Member to the extent reasonably determined by such counsel to be necessary to protect the interests of the Board Member, and the Trust shall indemnify the Board Member therefore to the extent otherwise permitted under this Agreement, if (1) the Board Member reasonably determines that there may be a conflict in the Proceeding between the positions of the Board Member and the positions of the Trust or the other parties to the Proceeding that are indemnified by the Trust and not represented by separate counsel, or the Board Member otherwise reasonably concludes that representation of both the Board Member, the Trust and such other parties by the same counsel would not be appropriate, or (2) the Proceeding involves the Board Member but neither the Trust nor any such other party and the Board Member reasonably withholds consent to being represented by counsel selected by the Trust. If the Board has not selected counsel to assume the defense of any such Proceeding for the Board Member within thirty days after receiving written notice thereof from the Board Member, the Trust shall be deemed to have waived any right it might otherwise have to assume such defense.

         (d) D&O Insurance. For a period of at least six years after the Board Member has ceased to provide services to the Trust, the Trust shall purchase and maintain in effect, through "tail" or other appropriate coverage, one or more policies of insurance on behalf of the Board Member to the maximum extent of the coverage provided to the active members of the Board of Trustees of the Trust.

         (e) Subrogation. In the event of any payment by the Trust pursuant to this Agreement, the Trust shall be subrogated to the extent of such payment to all of the rights of recovery of the Board Member, who shall, upon reasonable written request by the Trust and at the Trust's expense, execute all such documents and take all such reasonable actions as are necessary to enable the Trust to enforce such rights. Nothing in this Agreement shall be deemed to diminish or otherwise restrict the right of the Trust or the Board Member to proceed or collect against any insurers and to give such insurers any rights against the Trust under or with respect to this Agreement, including without limitation any right to be subrogated to the Board Member's rights hereunder, unless otherwise expressly agreed to by the Trust in writing, and the obligation of such insurers to the Trust and the Board Member shall not be deemed to be reduced or impaired in any respect by virtue of the provisions of this Agreement.

         (f) Notice of Proceedings. The Board Member shall promptly notify the Secretary of the Trust in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding which may be subject to indemnification or advancement of expense pursuant to this Agreement, but no delay in providing such notice shall in any way limit or affect the Board Member's rights or the Trust's obligations under this Agreement.


         (g) Notices. All notices, requests, demands and other communications to a party pursuant to this Agreement shall be in writing, addressed to such party at the address specified on the signature page of this Agreement (or such other address as may have been furnished by such party by notice in accordance with this paragraph), and shall be deemed to have been duly given when delivered personally (with a written receipt by the addressee) or two days after being sent (1) by certified or registered mail, postage prepaid, return receipt requested, or (2) by nationally recognized overnight courier service.

         (h) Severability. If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, in whole or in part, for any reason whatsoever, (1) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any provision that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (2) to the fullest extent possible, the remaining provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.


         (i) Modification and Waiver. This Agreement supersedes any existing or prior agreement between the Trust and the Board Member pertaining to the subject matter of indemnification, advancement of Expenses and insurance. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties or their respective successors or legal representatives. Any waiver by either party of any breach by the other party of any provision contained in this Agreement to be performed by the other party must be in writing and signed by the waiving party or such party's successor or legal representative, and no such waiver shall be deemed a waiver of similar or other provisions at the same or any prior or subsequent time.


         (j) Headings. The headings of the Sections of this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which when taken together shall constitute one document.


         (l) Applicable Law. This Agreement shall be governed by and construed and enforce in accordance with the laws of the Commonwealth of Massachusetts without reference to principles of conflict of laws.


         5. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:


         (a) "Board" means the board of trustees of the Trust, excluding those members of the board of trustees who are not eligible under applicable federal or state law to participate in making a particular determination pursuant to
Section 3 of this Agreement; provided, however, that if no two members of the Board of trustees are eligible to participate, Board shall mean Independent Counsel.


         (b) "Disabling Conduct" shall be as defined in Section 1.

         (c) "Expenses" shall include without limitation all judgments, penalties, fines, amounts paid or to be paid in settlement, ERISA excise taxes, liabilities, losses, interest, expenses of investigation, attorneys' fees, retainers, court costs, transcript costs, fees of experts and witnesses, expenses of preparing for and attending depositions and other proceedings, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other costs, disbursements or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or acting as a witness in a Proceeding.

         (d) "Final termination of Proceeding" shall mean a final adjudication by court order or judgment of the court or other body before which a matter is pending, from which no further right of appeal or review exists.


         (e) "Independent Counsel" shall mean a law firm, or a member of a law firm, that is experienced in matters of investment company law and neither at the time of designation is, nor in the five years immediately preceding such designation was, retained to represent (A) the Trust or the Board Member in any matter material to either, or (B) any other party to the Proceeding giving rise to a claim for indemnification or advancements hereunder. Notwithstanding the foregoing, however, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Trust or the Board Member in an action to determine the Board Member's rights pursuant to this Agreement, regardless of when the Board Member's act or failure to act occurred.

         (f) "Independent Board Member" shall mean a trustee of the Trust who is neither an "interested person" of the Trust as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, nor a party to the Proceeding with respect to which indemnification or advances are sought.


         (g) "Liability shall be as defined in Section 1.


         (h) "Proceeding" shall include without limitation any threatened, pending or completed claim, demand, threat, discovery request, request for testimony or information, action, suit, arbitration, alternative dispute mechanism, investigation, hearing, or other proceeding, including any appeal from any of the foregoing, whether civil, criminal, administrative or investigative, and shall also include any proceeding brought by the Board Member against the Trust.

         (i) The Board Member's "service to the Trust" shall include without limitation the Board Member's service as a trustee, officer, employee, agent or representative of the Trust, and his or her service at the request of the Trust as a trustee, officer, employee, agent or representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.






         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.


Dated: July 1, 2004

                            The American Funds Tax-Exempt Series I
                            --------------------------------------
                            a Massachusetts business trust

                         By:
                            -------------------------------------------------
                            Name:
                            Title:

                              Address for notices:
                              1101 Vermont Avenue, Suite 600, NW
                              ----------------------------------
                              Washington, DC 20005
                              --------------------


                            TRUSTEE:


                           -----------------------------
                           Print Name: ____________________
                           Address for notices:
                           ==============================






                        AMERCAN FUNDS TAX-EXEMPT SERIES I

             AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

                  WHEREAS, The American Funds Tax-Exempt Series I. (the "Trust"), is a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end diversified investment company which offers shares of beneficial interest in two series designated The Tax-Exempt Fund of Maryland and The Tax-Exempt Fund of Virginia each that offer Class C shares; Class F shares; and Class R-5 shares; and

                  WHEREAS, Capital Research and Management Company (the "Investment Adviser"), is a Delaware corporation registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of providing investment advisory and related services to the Trust and to other investment companies; and

                  WHEREAS, the Trust wishes to have the Investment Adviser arrange for and coordinate and monitor the provision of transfer agent and shareholder services ("transfer agent services") and certain other administrative services (other than those provided pursuant to any other agreement with the Trust), including but not limited to recordkeeping, transactional services, tax information returns and reports, Trust communication and shareholder communication (collectively "administrative services") for the Trust's Class C shares, Class F shares, and Class R-5 shares; and

                  WHEREAS, the Investment Adviser is willing to perform or to cause to be performed such transfer agent services and administrative services for the Trust's Class C shares, Class F shares, and Class R-5 shares on the terms and conditions set forth herein; and

                  WHEREAS, the Trust and the Investment Adviser wish to enter into an Administrative Services Agreement ("Agreement") whereby the Investment Adviser would perform or cause to be performed such transfer agent services and administrative services for the Trust's Class C shares, Class F shares, and Class R-5 shares;

                  NOW, THEREFORE, the parties agree as follows:

                  1. Services. During the term of this Agreement, the Investment Adviser shall perform or cause to be performed the transfer agent services and administrative services set forth in Exhibit A hereto, as such exhibit may be amended from time to time by mutual consent of the parties. The Trust and Investment Adviser acknowledge that the Investment Adviser will contract with third parties, including American Funds Service Company ("AFS"), to perform such transfer agent services and administrative services. In selecting third parties to perform transfer agent and administrative services, the Investment Adviser shall select only those third parties that the Investment Adviser reasonably believes have adequate facilities and personnel to diligently perform such services. The Investment Adviser shall monitor, coordinate and oversee the activities of the third parties with which it or AFS contracts to ensure shareholders receive high-quality service. In doing so the Investment Adviser shall establish procedures to monitor the activities of such third parties. These procedures may, but need not, include monitoring: (i) telephone queue wait times; (ii) telephone abandon rates; (iii) website and voice response unit downtimes; (iv) downtime of the third party's shareholder account recordkeeping system; (v) the accuracy and timeliness of financial and non-financial transactions; and (vi) to ensure compliance with the Trust prospectus.

E:\HLK\TAX-DOC\Admin Serv Amended 10 05.doc
                                        3


                  2. Fees.

                         (a) Transfer Agent Fees. In consideration of transfer agent services performed or caused to be performed by the Investment Adviser for the Trust's Class C shares, Class F shares and Class R-5 shares, the Trust shall pay the Investment Adviser transfer agent fees according to the fee schedule contained in the Shareholder Services Agreement, as amended from time to time, between the Trust and AFS. No Transfer Agent Fees shall be paid in respect of accounts that are held in other than street name or a networked environment. No fees shall be paid under this paragraph 2(a) for services provided by third parties other than AFS. All Trust-specific charges from third parties -- including DST charges, postage, NSCC transaction charges and similar out-of-pocket expenses -- will be passed through directly to the Trust. Transfer agent fees shall be paid within 30 days after receipt of an invoice for transfer agent services performed the preceding month.

                         (b) Administrative Services Fees. In consideration of administrative services performed or caused to be performed by the Investment Adviser for the Trust's Class C shares, Class F shares, and Class R-5 shares, the Trust shall pay the Investment Adviser an administrative services fee ("administrative fee"). For the Trust's Class C shares and Class F shares, the administrative fee shall accrue daily and shall be calculated at the annual rate of 0.15% of the average net assets of those shares. For the Trust's Class R-5 shares, the administrative fee shall accrue daily and shall be calculated at the annual rate of 0.10% of the average net assets of the Class R-5 shares. The administrative fee shall be paid within 30 days after receipt of an invoice for administrative services performed in the preceding month.

                  3. Effective Date and Termination of Agreement. This Agreement shall become effective on October 1, 2005, and unless terminated sooner it shall continue in effect until July 31, 2006. It may thereafter be continued from year to year only with the approval of a majority of those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Agreement or any agreement related to it (the "Independent Trustees"). This Agreement may be terminated as to the Trust as a whole or any class of shares individually at any time by vote of a majority of the Independent Trustees. The Investment Adviser may terminate this agreement upon sixty (60) days' prior written notice to the Trust.

                  4. Amendment. This Agreement may not be amended to increase materially the fees payable under this Agreement unless such amendment is approved by the vote of a majority of the Independent Trustees.

                  5. Assignment. This Agreement shall not be assignable by either party hereto and in the event of assignment shall automatically terminate forthwith. The term "assignment" shall have the meaning set forth in the 1940 Act. Notwithstanding the foregoing, the Investment Adviser is specifically authorized to contract with third parties for the provision of transfer agent, shareholder services, and administrative services on behalf of the Trust.

                  6. Issuance of Series of Shares. If the Trust shall at any time issue shares in more than one series, this Agreement may be adopted, amended, continued or renewed with respect to a series as provided herein, notwithstanding that such adoption, amendment, continuance or renewal has not been effected with respect to any one or more other series of the Trust.

                  7. Choice of Law. This Agreement shall be construed under and shall be governed by the laws of the State of California, and the parties hereto agree that proper venue of any action with respect hereto shall be Los Angeles County, California.

                  8. Limitation on Fees. Notwithstanding the foregoing, effective July 1, 2005, the portion of the fees payable under this Agreement retained by the Investment Adviser (after all permissible payments to AFS and third party service providers) will be limited to no more than 0.05% of average net assets per share class."

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate original by its officers thereunto duly authorized, as of October 1, 2005.


CAPITAL RESEARCH AND                              THE AMERICAN FUNDS TAX-EXEMPT
MANAGEMENT COMPANY                                SERIES I.


By   /s/ James F. Rothenberg, President  By:/s/ James H. Lemon, Jr.
     ----------------------------------     ----------------------
     James F. Rothenberg, President         James H. Lemon, Jr., Vice Chairman

By:  /s/ Michael J. Downer               By /s/ Jennifer L. Butler
   --------------------------               -----------------------
     Michael J. Downer, Vice President      Jennifer L. Butler, Secretary
                       and Secretary

                                    EXHIBIT A
                                     to the
                        Administrative Services Agreement

Transfer Agent Services

         The Investment Adviser or any third party with whom it may contract, including American Funds Service Company (the Investment Adviser and any such third-party are collectively referred to as "Service Provider") shall act, as necessary, as stock transfer agent, dividend disbursing agent and redemption agent for the Trust's Class C shares, Class F shares, and Class R-5 shares, and shall provide such additional related services as the Trust's Class C shares, Class F shares, and Class R-5 shares may from time to time require, all of which services are sometimes referred to herein as "shareholder services."

Administrative Services


         1.       Record Maintenance

                  The Service Provider shall maintain, and require any third parties with which it contracts to maintain with respect to each Trust shareholder holding the Trust's Class C shares, Class F shares, and/or Class R-5 shares in a Service Provider account ("Customers") the following records:

                  a. Number of Shares;

                  b. Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

                  c. Name and address of the Customer, including zip codes and social security numbers or taxpayer identification numbers;

                  d. Records of distributions and dividend payments; and

                  e. Any transfers of shares.

         2.       Shareholder Communications

                  Service Provider shall:

                  a. Provide to a shareholder mailing agent for the purpose of delivering certain Trust-related materials the names and addresses of all Customers. The Trust-related materials shall consist of updated prospectuses and any supplements and amendments thereto, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. In the alternative, the Service Provider may distribute the Trust-related materials to its Customers.

                  b. Deliver current Trust prospectuses and statements of additional information and annual and other periodic reports upon Customer request, and, as applicable, with confirmation statements;

                  c. Deliver statements to Customers on no less frequently than a quarterly basis showing, among other things, the number of Class C shares, Class F shares, and/or Class R-5 shares of the Trust owned by such Customer and the net asset value of the Class C shares, Class F shares, and/or Class R-5 shares of the Trust as of a recent date;

                  d. Produce and deliver to Customers confirmation statements reflecting purchases and redemptions of Class C shares, Class F shares, and/or Class R-5 shares of the Trust;

                  e. Respond to Customer inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates;

                  f. With respect to Class C and/or Class F shares of the Trust purchased by Customers after the effective date of this Agreement, provide average cost basis reporting to Customers to assist them in preparation of their income tax returns; and

                  g. If the Service Provider accepts transactions in the Trust's Class C shares, Class F shares and Class R-5 shares from any brokers or banks in an omnibus relationship, require each such broker or bank to provide such shareholder communications as set forth in 2(a) through 2(f) to its own Customers.

         3.       Transactional Services

                  The Service Provider shall communicate to its Customers, as to Class C shares, Class F shares, and Class R-5 shares of the Trust, purchase, redemption and exchange orders reflecting the orders it receives from its Customers or from any brokers and banks for their Customers. The Service Provider shall also communicate to beneficial owners holding through it, and to any brokers or banks for beneficial owners holding through them, as to shares of Class C shares, Class F shares, and Class R-5 shares of the Trust, mergers, splits and other reorganization activities, and require any broker or bank to communicate such information to its Customers.

         4.       Tax Information Returns and Reports

                  The Service Provider shall prepare and file, and require to be prepared and filed by any brokers or banks as to their Customers, with the appropriate governmental agencies, such information, returns and reports as are required to be so filed for reporting: (i) dividends and other distributions made; (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations; and (iii) gross proceeds of sales transactions as required.

         5.       Trust Communications

                  The Service Provider shall, upon request by the Trust, on each business day, report the number of Class C shares, Class F shares, and Class R shares on which the administrative fee is to be paid pursuant to this Agreement. The Service Provider shall also provide the Trust with a monthly invoice.

         6.       Monitoring of Service Providers

                  The Investment Adviser shall coordinate and monitor the activities of the Service Providers with which it contracts to ensure that the shareholders of the Trust's Class C shares, Class F shares, and Class R-5 shares receive high-quality service. The Investment Adviser shall also ensure that Service Providers deliver to Customers account statements and all Trust-related materials, including prospectuses, shareholder reports, and proxies.